April 17, 2002


To:  PNM Resources, Inc. Shareholders

Re:  May 14 Annual Meeting of Shareholders

Dear Shareholder:

On April 11, 2002, we mailed to you our annual report, notice of annual meeting, proxy statement and proxy card relating to our annual shareholders meeting to be held on May 14, 2002. In the proxy statement, we indicated that we had selected Arthur Andersen LLP as independent auditors for 2002. We also informed you that we have issued a request for proposals for auditing services for 2002. This was done to identify alternative auditors should the Board of Directors determine during the year that using different auditors would be in the best interest of the Company and its shareholders.

Since the completion and mailing of the proxy statement, there have been additional significant developments regarding Arthur Andersen. Because of these developments, it is becoming more probable that the Board will replace Arthur Andersen as independent auditors during 2002. That decision has not yet been made nor has a decision been made as to who would replace Arthur Andersen, if they are replaced. These decisions are not likely to be made until after the annual meeting. When these decisions have been made, we will make the required filings with the Securities and Exchange Commission.

Due to this unique situation, we are removing "Proposal 2: Approval of Independent Public Accountants" from the agenda for the annual meeting. Unlike our usual practice, you will not be asked to approve the selection of independent public accountants for 2002. Since the votes on this proposal will not be counted, if you have not already submitted your proxy, you do not have to vote on Proposal 2 when you do submit your proxy.

Representatives of Arthur Andersen are expected to be present at the annual meeting and will have the opportunity to make a statement if they so desire. They also will be available to respond to appropriate questions.

On behalf of your Board of Directors, management and employees, we deeply appreciate your continued support.

Sincerely,



Jeffry E. Sterba                            Robert G. Armstrong
Chairman, President & CEO                   Audit and Ethics Committee Chair